SEPARATION AGREEMENT AND GENERAL RELEASE


          THIS AGREEMENT is made and entered by and between David C. Dressler, Jr. ("Employee") and Homestead Village Incorporated (together with is directors, officers, shareholders and other affiliates, collectively referred to hereinafter as "Employer").
         WHEREAS, Employee has been employed by the Employer; and
         WHEREAS, the parties have engaged in discussions resulting in an amicable and mutually satisfactory separation of Employee's employment with the Employer.
         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:
         1. Employer and Employee hereby mutually agree that because of a reorganization of the management of Employer, there shall be a separation of Employee's employment from Employer. The effective date of Employee's separation of employment with Employer shall be the close of business on March 31, 2000 (the "Separation Date"). As part of Employee's separation of employment, Employee shall resign as an officer of Employer and all subsidiaries and affiliates of Employer as of the Separation Date.
         2. Employer shall pay Employee all unpaid salary through the Separation Date and his pro rata target bonus for 2000 through the Separation Date or $87,500, which amount shall be paid on the Separation Date. Employer shall also pay Employee the aggregate amount of $875,000 (the "Separation Amount"), which shall be paid in fifteen equal amounts of $58,333 on the last day of each month commencing April 30, 2000 and ending June 30, 2001, less applicable deductions for state and federal taxes on such amounts.
         3. Employer also agrees to pay Employee, as of the Separation Date, all amounts due Employee for accrued and unused vacation through the Separation Date.
         4. Employer shall extend to Employee the right to continue health insurance for up to twelve (12) months, as may be required by and pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). Employer will provide coverage to Employee at Employer's expense to the extent of any COBRA premium for the first twelve months. Employee shall pay the COBRA premium and other expense of such health insurance for any remaining period of coverage.
         5. Employer shall maintain Employee's telephone voice mailbox until June 30, 2000. Employer shall deliver to Employee the equipment listed on Exhibit A without additional consideration.
         6. Employee shall repay all loans from Security Capital Group Incorporated ("Security Capital") on or before the Separation Date.
         7. Employee's continuous service under Employer's 401(k) plan and Employer's Non-Qualified Savings Plan shall cease as of the Separation Date. Within four (4) to six (6) weeks of Employee's written request and pursuant to the terms of the 401(k) plan, Employee shall be entitled to a distribution of all the contributions to Employee's 401(k) account made by Employee, plus earnings thereon, plus Employer matching contributions to the extent vested, or a transfer of such amounts to another plan at Employee's request. All distributions will be net of applicable withholding taxes, if any. Pursuant to the terms of the Employer's Non-Qualified Savings Plan and any deferral elections made by Employee under the Non-Qualified Savings Plan, Employee shall be entitled to a distribution of all deferrals made by Employee under the Non-Qualified Savings Plan, plus earnings thereon, plus Employer matching contributions to the extent vested. All distributions will be net of applicable withholding taxes. Any options granted Employee under any Employer's stock option plans or under any Security Capital stock option plans shall expire on the ninetieth day after the Separation Date.
         8. At the election of Employee, Employer shall pay for professional tax and legal services provided to Employee for a review of this Agreement and the consulting agreements referred to below, provided that the cost of such tax and legal services shall not exceed $10,000 and Employer shall not be responsible for any such fees and expenses incurred by Employee after March 31, 2000.
         9. Employee and Employer shall execute a Consulting Agreement to be effective as of April 1, 2000 (the "Homestead Consulting Agreement") in the form attached as Exhibit B.

         10. In consideration of the promises contained in this Agreement, Employee and Employer hereby mutually agree to do the following:
                  a. Except for a claim based upon a breach of this Agreement, the Homestead Consulting Agreement and the loans from Security Capital (to the extent they have not been repaid by the Separation Date), Employee and Employer hereby release and forever discharge the other (including, in the case of Employer, its related and affiliated entities, and each of their officers, directors, shareholders, representatives, agents, employees and insurers (Employee, Employer and said related parties are hereinafter collectively and individually "the Releasees")) from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgements, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, which Employee and Employer have or claim, or might hereafter have or claim against the Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of the world through the date of this Agreement, including but not limited to any rights, claims, complaints or actions or causes of action which were or could have been asserted by Employee or Employer arising out of or related to Employee's employment by the Employer or Employee's resignation therefrom, the purchase (or sale to Employer) of any Employer securities or Security Capital securities by Employee, or under any local, state, or federal law dealing with employment discrimination including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Workers Adjustment, Retraining and Notification Act. Notwithstanding the foregoing, no such release shall be applicable to any existing indemnity rights of Employee as an officer or employee of Employer through the Separation Date, including those under Employer's Amended Articles of Incorporation, Employer's Bylaws, any Indemnification Agreements entered into between Employer and Employee or between Security Capital and Employee, any insurance rights in favor of Employee including the Directors and Officers
         Liability Policy of Employer dated November 1, 1998, with Reliance National, or any rights to exercise options which have vested as of the Separation Date and granted under any stock option plans of Employer or Security Capital.
                  b. Employee shall promptly submit to Employer an expense account report accounting for all business expenses charged by Employee to Employer and all advances received, and repay Employer for all advances and all non-business related items charged by Employee to Employer, if any. Employee hereby agrees that such advances and non-business related expenses may, at the option of Employer, be deducted by Employer from any of its payments to Employee under this Agreement.
          11. In consideration of the promises contained in this Agreement, Employee agrees to each of the following: a. Except as may be required by the lawful order of a court or agency of competent jurisdiction, or as expressly permitted by the Homestead Consulting Agreement, Employee agrees to keep secret and confidential indefinitely all non-public information concerning Employer or any affiliate thereof which was acquired by or disclosed to Employee during the course of Employee's employment with Employer or any affiliate thereof, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity or to use it in any way. b. For a period of one (1) year from the Separation Date, Employee covenants and agrees that Employee will not, whether for Employee or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away any of the employees of Employer or any affiliate thereof who are employees of Employer or any affiliate thereof at the time of such initiation, solicitation or diversion.
          12 Employee agrees to immediately turn over to Employer all notes, offering materials, slide shows, investment summaries, memoranda, records, documents and all other information, no matter how produced or reproduced, kept by Employee or in Employee's possession or control, used in or pertaining to the business of Employer, it being hereby acknowledged that all of said items are the sole and exclusive property of the Employer.
          13. Except as may be required to the contrary by an order issued by a court of competent jurisdiction and except for any communication with members of Employee's immediate family and any attorney or accountant rendering advice to Employee in connection with this Agreement, Employee shall not, directly or indirectly, discuss or communicate the facts of this Agreement, or any of its terms and provisions with any third party.
          14. Employer agrees not to contest Employee's claim for unemployment benefits.
          15. From and after the date of presentment of this Agreement, neither party shall, directly or indirectly, take any action which is in fact, or is intended to be, contrary to the material interests of the other party or any affiliate of the other party, nor will either party disparage or make negative, derogatory or defamatory statements about the other party, its related and affiliated entities, its directors, officers, employees, shareholders, agents or representative, or any of them, to any other person or business entity, except as may be required by legal process or court order.
          16. Nothing in this Agreement shall be deemed an admission of wrongdoing or any kind of liability by either party.

          17. In the event Employee engages in a material breach of any of the terms or provisions of this Agreement, then Employer shall provide to Employee written notice of such claimed breach by Employee, and Employee shall have thirty (30) days from receipt of such written notice from Employer to cease any such conduct which Employer claims to be a material breach. If Employee fails to cure such breach within such thirty (30) day period, then all of Employee's obligations shall remain and shall be enforceable, but Employer's obligations under this Agreement shall immediately terminate, including, without limitation, all remaining monetary obligations of Employer to Employee which are outstanding at the time of said breach. Similarly, Employee shall be relieved of any further obligation under this Agreement if Employer materially breaches its convenants in this Agreement.
          18. This Agreement shall be binding upon and inure to the benefit of both parties, their successor and assigns, and any affiliated or related entity, as well as Employee's heirs, assigns, administrators, executors and legal representatives.
          19. This instrument constitutes the entire Agreement between the parties with respect to the matters covered by this Agreement, and may not be modified or amended in any way except by a subsequent, written agreement between the parties.
          20. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as this is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified, provided, however, that no payments shall be due from Employer and all payments made by Employer shall be refunded by Employee if any portion of paragraph 10 a. is invalidated, severed or limited.
          21. This Agreement shall be construed in accordance with the laws of the State of Georgia.
          22. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any person.
          23. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.
          24. Employee may revoke this Agreement within twenty-one days of Employee's signing it. If Employee revokes this Agreement, Employee shall return any benefits Employee has received and all other provisions of this Agreement shall not be effective or enforceable. Revocation, along with a cashier's check for any benefits Employee may have received hereunder, should be delivered to Employer's offices at 2100 RiverEdge Parkway, Atlanta, Georgia 30328, Attn:
James Potts. For such revocation to be effective, the notice and the cashier's check must be received no later than 5:00 p.m. on the twenty-first calendar day after Employee signs this Agreement.

          25. EMPLOYEE AFFIRMS THAT EMPLOYEE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-EIGHT DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, AND THAT EMPLOYEE HAS CAREFULLY READ AND REVIEWED ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT AND FULLY UNDERSTANDS THIS AGREEMENT TO BE A RELEASE OF ALL CLAIMS, KNOWN OR UNKNOWN, PRESENT OR FUTURE, THAT EMPLOYEE HAS OR MAY HAVE AGAINST EMPLOYER ARISING OUT OF EMPLOYEE'S EMPLOYMENT BY EMPLOYER OR ITS TERMINATION. EMPLOYEE ALSO AFFIRMS THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND THAT EMPLOYEE HAS, IN FACT, BEEN GIVEN FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL, AND THAT EMPLOYEE SIGNS IT VOLUNTARILY OF HIS OWN VOLITION, WITHOUT DURESS OR COERCION. EMPLOYEE REPRESENTS THAT EMPLOYEE IS SIGNING THIS AGREEMENT BECAUSE OF THE COMPENSATION TO BE PAID BY EMPLOYER UNDER THIS AGREEMENT WHICH EXCEEDS SEPARATION COMPENSATION GENERALLY AVAILABLE UNDER EMPLOYER'S POLICIES.

         IN WITNESS THEREOF, the parties have executed this Agreement on the date(s) set forth below.

                                              HOMESTEAD VILLAGE INCORPORATED


                                              By  C. Ronald Blankenship

                                      Title    Interim Chairman and CEO

                                      Date     2/28/00




                                               DAVID C. DRESSLER, JR.




                                      Date     3/3/00